Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO  80111
www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER’S CHIEF FINANCIAL OFFICER LEAVING FOR ANOTHER OPPORTUNITY

GREENWOOD VILLAGE, Colorado — August 27, 2007 — CIBER, Inc. (NYSE: CBR) today announced that Dave Durham, Senior Vice President and Chief Financial Officer, will be leaving to take a position with a Business Process Outsourcing (BPO) company, Startek, Inc.  Startek, also Denver-area based, trades on the NYSE under the symbol “SRT”.

“We want to thank Dave for his twelve years of dedication to CIBER.  Dave joined us in a St. Louis based business combination in May, 1995, and moved his family to Denver.  Over the years, he has been instrumental in various initiatives, from accounting to MIS, to skill in CIBER’s business combinations,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.

Mr. Durham added, “CIBER has provided me a great environment and platform to add to my skills.  I am confident they are in great competitive shape and will do well for the foreseeable future.”

CIBER has commenced a search process and will provide additional information once it is concluded.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., the company now serves client businesses from over 60 U.S. offices, 20 European offices and five offices in Asia.  Operating in 18 countries, with 8,250 employees and annual revenue of approximately $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2007.

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